Exhibit 99.1

The Peoples BancTrust Co., Inc. Reports Record Annual Earnings and Increases Shareholder Dividends

          SELMA, Ala., Jan. 25 /PRNewswire-FirstCall/ -- The Peoples BancTrust Company, Inc. (Nasdaq: PBTC) reported earnings and financial condition for the year and fourth quarter ended December 31, 2006.

          Net income for the twelve months ended December 31, 2006 (“2006”) increased 23.6% to $8.1 million, compared to $6.5 million for the twelve months ended December 31, 2005 (“2005”).  Basic earnings per share were $1.37 in 2006, compared to $1.13 in 2005.

          Net income in the fourth quarter of 2006 (“2006 quarter”), totaled $1.46 million, compared to $1.44 million for the fourth quarter of 2005 (“2005 quarter”).  Basic earnings per share were $0.25 in both the 2006 and 2005 quarters.

          “We are very pleased to report record earnings for 2006,” stated Don J. Giardina, President and Chief Executive Officer.  “We are also very pleased to announce that our quarterly shareholder dividend will increase by 8.3% to $0.13 per share from $0.12 per share, starting in the first quarter of 2007.

          “Compared to 2005, net interest income increased in 2006 on higher loan volumes and yields, while noninterest income increased on higher service and deposit fee income.  Noninterest expenses declined slightly between the two years.  We feel strongly that improvements in core earnings components such as these will figure prominently in our future success.

          “We also believe that the increase in earnings is made more significant by the fact that it was achieved without the benefit of a credit balance in our provision for loan losses account, such as we had in 2005.  Having experienced significant loan growth in 2006, we began to realize provision for loan losses on our income statements in the third quarter.  In our opinion, credit quality is outstanding, and we continue to maintain the highest possible standards in this area.”

          Fourth Quarter 2006 Results

          Net interest income in the 2006 quarter increased to $7.5 million, from $6.7 million in the 2005 quarter.  Net interest margin in the 2006 quarter was 3.63%, compared to 3.60% in the 2005 quarter.  Average earning assets increased to $824.7 million in the 2006 quarter from $741.5 million in the 2005 quarter.

          Provision for loan losses in the 2006 quarter totaled $510,000 compared to negative $193,000 for the 2005 quarter.  As a percent of average loans, net loan charge offs in the 2006 quarter were 0.15%, compared to 0.24% in the 2005 quarter.

          Noninterest income totaled $2.6 million in the 2006 quarter and $2.3 million in the 2005 quarter.  This increase was primarily attributable to higher income realized from insurance and retail brokerage lines of business, as well as a one time gain on the sale of other real estate owned.

          Noninterest expense in the 2006 quarter totaled $7.5 million compared to $7.0 million in the 2005 quarter.  Increases in employee benefits expenses, premises expenses and outside service fees were all contributing factors to this increase.

          2006 Results

          Net interest income increased from $26.6 million in 2005, to $29.3 million in 2006.  Net interest margin in 2006 was 3.71%, compared to 3.64% in 2005. Average earning assets increased to $790.2 million in 2006, from $730.1 million in 2005.

          Provision for loan losses in 2006 was $45,000, compared to negative $675,000 in 2005.  As a percent of average loans, net loan charge-offs in 2006 were 0.05%, compared to 0.37% in 2005.

          Noninterest income totaled $9.6 million in 2006 and $9.0 million in 2005. This increase was primarily attributable to higher deposit fee income and one time gains on the sales of other real estate owned.

          Noninterest expense declined from $27.2 million in 2005, to $27.0 million in 2006.  Lower salaries and wages expense was the primary contributing factor in the decline between the two years.

          Outlook

          “It is our intent to grow this Company,” continued Mr. Giardina.  “We are expanding our presence in what we feel are very attractive markets, while continuing to identify and evaluate strategic acquisition opportunities.  We anticipate that greater economies of scale and efficiencies will develop as this company grows and we continue to leverage our state of the art infrastructure and product delivery systems.  We believe that one of the best ways to enhance shareholder value is to deliver high quality financial products and services to our new and existing customers in the most timely and efficient manner possible,” Mr. Giardina concluded.

          About Peoples BancTrust Co., Inc.

          The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 25 offices located in ten Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby and Tuscaloosa).

          Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Peoples BancTrust’s operating results, performance or financial condition are set forth in filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

THE PEOPLES BANCTRUST COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2006	December 31, 2005

	(unaudited)
Assets
Cash and due from banks	$27,455	$34,585
Federal funds sold	—	14,000
Cash and cash equivalents	27,455	48,585
Available-for-sale securities	204,602	226,043
Loans, net of unearned income	631,800	495,509
Allowance for loan losses	(6,398)	(6,654)
Loans, net	625,400	488,855
Bank premises and equipment	46,200	37,960
Less accumulated depreciation	(20,813)	(19,014)
Bank premises and equipment, net	25,387	18,946
Other real estate, net	1,034	2,746
Interest receivable	4,947	3,921
Intangible assets acquired, net	6,428	6,634
Deferred income taxes	2,640	2,283
Other assets	12,812	13,759
Total assets	$910,705	$811,772
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand-noninterest bearing	$84,728	$85,538
Demand-interest bearing	277,793	238,010
Savings	33,481	36,965
Time	372,699	327,536
Total deposits	768,701	688,049
Other borrowed funds	48,268	37,732
Interest payable	3,468	2,176
Income taxes payable	9	223
Other liabilities	3,465	2,041
Total liabilities	823,911	730,221
Stockholders’ equity:
Common stock	592	590
Treasury stock	—	(91)
Additional paid-in capital	17,200	16,586
Accumulated other comprehensive loss, net of tax	(4,150)	(3,449)
Deferred stock based compensation	(102)	(92)
Retained earnings	73,254	68,007
Total stockholders’ equity	86,794	81,551
Total liabilities and stockholders’ equity	$910,705	$811,772

THE PEOPLES BANCTRUST COMPANY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

	(unaudited)		(unaudited)
Interest income:
Interest and fees on loans and bankers acceptances	$12,083	$8,856	$44,063	$32,141
Interest and dividends on investment securities:
U.S. Government securities	1,040	1,108	4,283	4,383
Other securities and interest-bearing deposits	939	1,017	3,893	4,458
Interest on federal funds sold and interest bearing deposits in banks	312	286	1,022	1,042
Total interest income	14,373	11,267	53,262	42,024
Interest expense:
Interest on deposits	6,213	4,028	21,715	13,190
Interest on federal funds purchased and other borrowed funds	615	507	2,260	2,226
Total interest expense	6,829	4,535	23,975	15,416
Net interest income	7,544	6,733	29,287	26,608
Provision (credit) for loan losses	510	(193)	45	(675)
Net interest income after provision (credit) for loan losses	7,034	6,925	29,242	27,283
Noninterest income:
Trust department income	189	227	934	900
Service charges on deposit accounts	1,413	1,474	5,700	5,337
Net securities (losses) gains	0	0	(18)	14
Other noninterest income	1,011	628	2,982	2,787
Total noninterest income	2,612	2,329	9,598	9,038
Noninterest expense:
Salaries and wages	3,006	3,024	11,782	12,372
Pensions and other employee benefits	991	850	3,083	2,374
Occupancy and equipment expenses	1,423	1,269	5,172	5,138
Other noninterest expenses	2,096	1,849	6,938	7,302
Total noninterest expense	7,516	6,991	26,975	27,185
Income before provision for income taxes	2,131	2,263	11,866	9,136
Provision for income taxes	677	822	3,786	2,599
Net income	$1,455	$1,441	$8,080	$6,537
Earnings per share
Basic net income per share	$0.25	$0.25	$1.37	$1.13
Diluted net income per share	$0.24	$0.24	$1.36	$1.12
Dividends per share	$0.12	$0.11	$0.48	$0.44
Basic weighted average number of shares outstanding	5,913,735	5,892,297	5,904,912	5,805,644
Diluted weighted average number of shares outstanding	5,967,151	5,926,465	5,953,762	5,832,284

THE PEOPLES BANCTRUST COMPANY, INC.
SELECTED FINANCIAL RATIOS

	As of and for the quarter ended December 31,		As of and for the twelve months ended December 31,

	2006	2005	2006	2005

	(unaudited)		(unaudited)
Loans to deposits	81.36%	71.05%	81.36%	71.05%
Allowance for loan losses to loans	1.01%	1.34%	1.01%	1.34%
Net charge offs to average loans	0.15%	0.24%	0.05%	0.37%
Nonperforming assets to total assets	0.57%	0.44%	0.57%	0.44%
Allowance for loan losses to nonaccrual loans	152.31%	816.44%	152.31%	816.44%
Return on average assets	0.66%	0.70%	0.95%	0.82%
Return on average equity	6.66%	7.02%	9.52%	8.16%
Yield on loans	7.84%	7.22%	7.77%	6.98%
Net interest margin	3.63%	3.60%	3.71%	3.64%
Noninterest income to average assets	1.18%	1.14%	1.12%	1.14%
Noninterest expense to average assets	3.39%	3.41%	3.16%	3.43%
Efficiency ratio	73.99%	77.14%	69.37%	76.26%

SOURCE  The Peoples BancTrust Company, Inc.
          -0-                                        01/25/2007
          /CONTACT:  Thomas P. Wilbourne, Senior Vice President, Chief Financial Officer of The Peoples BancTrust Company, Inc., +1-334-875-1000 /
          /Web site:  http://peoplesbt.com /
          (PBTC)